$40,950,000

TERM LOAN AGREEMENT

Between

THE ANDERSONS RAIL OPERATING I LLC,

as Borrower,

THE LENDERS NAMED HEREIN,

and

SIEMENS FINANCIAL SERVICES, INC.,

as Agent and Lender

Dated as of

December 29, 2005

W I T N E S S E T H: 1 ARTICLE I. DEFINITIONS	1
ARTICLE II. AMOUNT AND TERMS OF THE LOANS	12
ARTICLE III. CONDITIONS OF LENDING	16
ARTICLE IV. REPRESENTATIONS AND WARRANTIES	28
ARTICLE V. COVENANTS OF THE BORROWER	25
ARTICLE VI. EVENTS OF DEFAULT	32
ARTICLE VII. AGENCY	34
ARTICLE VIII. MISCELLANEOUS	38
SCHEDULE A ADMINISTRATIVE DETAILS SCHEDULE B EXCEPTION REPORT
ADDENDUM I SCHEDULE OF PRINCIPAL PAYMENTS

EXHIBIT A — Form of Promissory Note

EXHIBIT B — Form of Pay Proceeds Letter

EXHIBIT C — Form of Officer’s Certificate

EXHIBIT D — Form of Notice of Assignment

EXHIBIT E — Form of Transfer Agreement

TERM LOAN AGREEMENT, dated as of December 29, 2005, among THE ANDERSONS RAIL OPERATING I LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and SIEMENS FINANCIAL SERVICES, INC. (in its capacity as Agent for the Lenders hereunder together with its successors and permitted assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires to acquire the Equipment and related Equipment Leases described in Schedule A to the Security Agreement;

WHEREAS, the Borrower wishes to borrow from the Lenders in order to facilitate the acquisition of the Equipment and related Equipment Leases described in Schedule A to the Security Agreement in accordance with the terms of the Transfer Documents.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“AAR” means the Association of American Railroads.

“Affiliate” of any Person means any other Person, which directly or indirectly controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the management and policies of a Person, the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a meaning correlative to the foregoing.

“Agent” has the meaning specified in the initial paragraph of this Agreement.

“Agreement” means this Term Loan Agreement, together with all Exhibits and Schedules attached hereto, as the same may be amended, supplemented or modified, from time to time.

“Appraisal” means a written appraisal of the Fair Market Value of the Equipment conducted by an independent third party appraiser selected by Borrower and reasonably acceptable to the Agent.

“Appraisal Date” means, with respect to any Appraisal, the date of such Appraisal.

“Asset Sale” means any Disposition of any Collateral by the Borrower (including, without limitation, in connection with a 1031 Transaction) other than as a result of a Manager Buyback or a Servicer Buyback.

“Assignor” has the meaning assigned to it in Section 8.5(c).

“Benefited Lenders” has the meaning assigned to it in Section 8.13.

“Borrower” has the meaning specified in the initial paragraph of this Agreement.

“Business Day” means any day of the year other than a Saturday, Sunday or a holiday on which banks are required or authorized by law to close in the State of New Jersey.

“Car Mark Agreement” means the Car Mark Agreement, dated as of December 29, 2005, between the Borrower and The Andersons.

“Cash Collateral Account” has the meaning assigned to it in the Security Agreement.

“Cash Collateral Account Blocked Account Agreement” means the Account Control Agreement, dated as of December 29, 2005, among the Borrower, the Agent and Fifth Third Bank.

“Casualty Loss” means, with respect to any Item of Equipment, such Item of Equipment is destroyed, lost, stolen, irreparably damaged, or missing for a period in excess of thirty 30 days, taken by any governmental entity (including without limitation condemnation, confiscation, requisition, taking of title or use by any governmental entity).

“Closing Date” means the date the Loans are disbursed under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rulings and regulations issued thereunder.

“Collateral” has the meaning specified in the Security Agreement.

“Collection Account” has the meaning specified in the Security Agreement.

“Collection Account Blocked Account Agreement” means the Lockbox and Account Control Agreement, dated as of December 29, 2005, among the Borrower, the Agent and Fifth Third Bank.

“Commitment” means, for each Lender, the obligation of such Lender to make a Loan to the Borrower on the Closing Date in an amount equal to the amount set forth opposite the name of such Lender on the signature pages hereof.

“Concentration Limits” means the limitations set forth in Section 5.1(u).

“Debt Service Coverage Ratio”: means, for the calendar quarter immediately succeeding the applicable Determination Date, the ratio of (a) the Eligible Lease Receivables for such calendar quarter to (b) the scheduled payments of principal and interest payable by the Borrower in respect of the Loans for such calendar quarter.

“Default” means the occurrence and continuance of an event or condition which with giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to it in Section 2.4(e).

“Determination Date” means of March 31, June 30, September 30 and December 31 of each calendar year.

“Disposition” means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition; and the term “Dispose” and “Disposed” shall have correlative meaning.

“Dollars” and “$” means the lawful and freely transferable currency of the United States of America.

“Eligible Assignee” means (i) a commercial bank, savings and loan institution, insurance company or financial institution organized under the laws of the United States, or any State thereof, (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States, the Cayman Islands or the country in which it is organized or another country which is also a member of the OECD, (iii) the central bank of any country which is a member of the OECD, and (iv) a finance company, insurance company or other financial institution or a fund which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, is doing business in the United States and is organized under the laws of the United States, or any State thereof, or under the laws of any member country of the OECD.

“Eligible Item of Equipment” means, as of any date of determination, an Item of Equipment that satisfies the representations and warranties with respect to Items of Equipment contained in Section 3.02 of the Sale Agreement (with respect to Items of Equipment transferred to the Borrower under the Sale Agreement) and Section 4.03 of the Management Agreement (with respect to all other Items of Equipment) as of the immediately preceding Payment Date.

“Eligible Lease” means, as of any date of determination, an Equipment Lease that satisfies each of the representations and warranties with respect to Equipment Leases contained in Section 4.1(o) of this Agreement and Section 3.02 of the Sale Agreement (with respect to Equipment Leases transferred to the Borrower under the Sale Agreement) and Section 4.03 of the Management Agreement (with respect to all other Equipment Leases) as of the immediately preceding Payment Date.

“Eligible Lease Receivables” means, for any calendar quarter, the aggregate of the scheduled payments of rent under each Eligible Lease other than those Eligible Leases as to which rent or other amounts payable are overdue by more than 120 days.

“Environmental Claim” shall mean any claim alleging any damage to the environment or violation of any Environmental Law.

“Environmental Laws” shall mean any federal, state, provincial, local, or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to any of the foregoing related to Hazardous Commodities or wastes, air emissions and discharges to waste or public systems.

“Equipment” has the meaning assigned to it in the Security Agreement.

“Equipment Lease Documents” means, with respect to each Equipment Lease, such Equipment Lease together with all other the agreements, documents and instruments executed in connection with such Equipment Lease.

“Equipment Lease Proceeds” all payments due and to become due under any Equipment Lease, whether as contractual obligations, damages, casualty payments, insurance proceeds or otherwise.

“Equipment Leases” mean all right, title, interest, claims and demands of the Borrower in, to and under each and every lease or other agreement, including the leases more fully described on Schedule A to the Security Agreement (whether or not such lease is in writing or is for a term certain, including, without limitation, per diem leases) and all Replacement Leases now or hereafter entered into relating to the Equipment, including any extensions of the term of every such lease, all of Borrower’s rights under any such lease to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, waiver or approval.

“Equipment Lessees” means the lessees under the Equipment Leases.

“ERISA” means the Employee Retirement Income Security Act of 1974, any successor statute, and all rules and regulations promulgated thereunder.

“ERISA Event” means the institution of any action or proceeding against the Borrower by the PBGC or a Plan to enforce against the Borrower any (i) liability for failure to make contributions to a Plan which are required under Section 412 of the Code or Section 302 of ERISA, (ii) liability under Title IV of ERISA with respect to the termination of any Plan, or (iii) liability with respect to the withdrawal or partial withdrawal from any Plan.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Fair Market Value” has the meaning assigned to it in the Security Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day as of 11:00 a.m. New York time on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“GAAP” means at any time the generally accepted United States accounting principles at such time.

“Governmental Authority” means any federal, state, provincial, municipal or other governmental or quasi-governmental department, commission, board, bureau, agency, authority or instrumentality, or any court or administrative bureau, in each case whether of the United States, any of its possessions or territories, or of any foreign nation or any jurisdiction thereof, or, with respect to any Person, any arbitration, tribunal or non-governmental authority to whose jurisdiction such Person has consented.

“Hazardous Commodities” shall mean the following commodities: (a) any substance that is listed as a “hazardous waste” pursuant to 42 U.S.C. Section 6901 et seq. or exhibits one or more of the characteristics of “hazardous waste” described in regulations promulgated pursuant to 42 U.S.C. Section 6901 et seq.; (b) any substance that is a “hazardous substance” under the definition set forth in 42 U.S.C. Section 9601(14); (c) any substance contained on a list of “extremely hazardous substances” pursuant to 42 U.S.C. Section 11002(a)(2); (d) any petroleum product (other than solid plastic products); (e) any radioactive material; (f) asbestos; (g) polychlorinated biphenyls; (h) any substance that is a “pesticide” under the definition set forth in 7 U.S.C. Section 136(u); (i) any chemical substance or living organism regulated under 21 U.S.C. Chapter 9 (the Federal Food, Drug and Cosmetic Act) which is capable of having an acute or chronic toxic effect upon any species of living organism; (j) any Municipal Waste referred to in, or any K grade or W grade commodities listed in Appendix A to, Car Service Rule 14; (k) any other substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odor, radiation, energy, vector, plasma, constituent or material which (i) is or becomes listed, regulated or addressed under any Environmental Law, or (ii) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law applicable to railcars operating in Canada.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, equipment trust certificates, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed but only up to the lesser of the value of the property at the time subject to such Liens and the amount of such Indebtedness, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (x) any sale-leaseback or similar arrangement and (xi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (unless such Indebtedness in non-recourse to such general partner).

“Indemnified Party” has the meaning assigned to it in Section 8.8.

“Independent Manager” has the meaning set forth in the Borrower’s Limited Liability Company Agreement, dated as of December 29, 2005, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Rate” means 5.9108%.

“Investment Grade” means, with respect to any Person, that such Person or the long-term unsecured, unguaranteed indebtedness issued by such Person has been Rated “BBB-” or better by S&P or “Baa3” or better by Moody’s.

“Item of Equipment” has the meaning assigned to it in the Security Agreement.

“Lenders” has the meaning assigned to it in preamble hereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” mean this Agreement, the Security Agreement, the Notes, the Pledge Agreement, the Cash Collateral Blocked Account Agreement, the Collection Account Blocked Account Agreement, the Lockbox Agreement and any certificates, notices and documents executed and delivered in connection herewith or therewith.

“Loan to Value Ratio” means, as of any Appraisal Date, the ratio, expressed as a percentage of (i) the outstanding principal balance of the Loan to (ii) the sum of (A) the aggregate Fair Market Value of the Equipment (not subject to Casualty Loss) set forth in the Appraisal issued on such Appraisal Date and (B) the aggregate amount on deposit in the Cash Collateral Account on such Appraisal Date that relates to the Net Cash Proceeds of permitted Asset Sales and Recovery Events; provided, however that (i) the Fair Market Value of any Equipment with respect to which the Agent does not have a valid, perfected first-priority Lien in the United States and Canada (other than Permitted Liens) on such Appraisal Date shall be excluded from the value of the Equipment in determining the Loan to Value Ratio and (ii) amounts on deposit in the Cash Collateral Account shall be excluded from the determination of the Loan to Value Ratio at such time as the Agent fails to have a valid, perfected first-priority Lien on the Cash Collateral Account.

“Lockbox Account” has the meaning assigned to it in the Security Agreement.

“Lockbox Agreement” means the Authorization Form for Treasury Services, dated December 29, 2005, between the Borrower and Fifth Third Bank.

“Management Agreement” means the Management Agreement, dated the date hereof, among The Andersons and the Borrower, as the same may be amended, supplemented or modified from time to time.

“Mangaer” means The Andersons or any other Person appointed as manager under the Management Agreement from time to time.

“Manager Buyback” has the meaning assigned to it in Section 2.7(c).

“Material Adverse Effect” means (i) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrower, or (ii) a material impairment of the ability of the Borrower to perform its obligations under or to remain in compliance with the Loan Documents.

“Maturity Date” means January 15, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of any Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Excluded Taxes” has the meaning assigned to it in Section 8.22(a).

“Non-U.S. Lender” has the meaning assigned to it in Section 8.22(c).

“Note(s)” has the meaning assigned to it in Section 2.5.

“Obligations” has the meaning assigned to it in Section 8.13.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to it in Section 8.5(b).

“Pay Proceeds Letter” has the meaning assigned to it in Section 2.2.

“Payment Date” means the fifteenth day of each calendar month, commencing with February 15, 2006.

“Payment Office”: the office specified from time to time by the Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Per Diem Lease” shall mean an Equipment Lease in which the Equipment Lessee pays an amount based on the miles traveled and the use of the Equipment, although the Equipment Lessee may have free use of the Equipment while the Equipment is on a Equipment Lessee’s railroad.

“Permitted Affiliate Arrangements” means (i) the Management Agreement, the Servicing Agreement or such other management, lease administration, auditing and accounting, secretarial and other administrative and operational services to the Borrower at rates reasonably determined by the Borrower’s managing member to be no less favorable to the Borrower than the rates which could be obtained for similar services from independent third parties, (ii) the Car Mark Agreement and (iii) the inclusion of the Borrower as an insured under a policy of insurance obtained by the Servicer or its subsidiaries with an insurance company which policy shall be on terms reasonably determined by the Borrower’s managing member to be no less favorable to the Borrower than the terms at which a similar policy could be obtained directly from independent third parties.

“Permitted Liens” means (a) materialmens’, mechanics’, carriers’, repairmens’, employees’ or other similar Liens arising in the ordinary course of business, other than Liens for amounts due and owing, that individually or in the aggregate do not detract from the value of the property subject thereto or affected thereby, (b) Liens for current taxes, of any kind, not yet due and payable or that are being contested in good faith by appropriate proceeding for which adequate reserves have been established in accordance with GAAP, so long as enforcement thereof has been stayed and such proceedings do not involve any material risk of forfeiture, loss or sale of any Items of Equipment and (c) statutory Liens arising or incurred in the ordinary course of business by operation of law for which payment is not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

“Person” includes any individual, business trust, partnership, limited liability company, limited liability partnership, joint venture, firm, corporation, association, joint stock company, trust or other enterprise, or any government or political sub-division or agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan of the Borrower subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, or any trade or business that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated the date hereof, executed and delivered by The Andersons in favor of the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement.

“Prime Rate” means the rate of interest per annum adopted and announced from time to time by J.P. Morgan Chase Bank as its prime commercial lending rate at its primary lending office in the United States.

“Qualified Intermediary” has the meaning set forth in 26 C.F.R. 1.1031(k)-1(g)(4).

“Rated” means, with respect to any Person, the rating most recently published, issued or announced by S&P or Moody’s, as the case may be.

“Recovery Event” means any settlement of or payment in respect of Casualty Loss.

“Register” has the meaning assigned to it in Section 8.5(d).

“Registrar General” has the meaning assigned to it in Section 3.1(c).

“Reinvestment Deferred Amount” means with respect to any Asset Sale or Recovery Event, the aggregate Net Cash Proceeds received by the Borrower or deposited with a Qualified Intermediary (in the case of a 1031 Transaction) in connection therewith that are not applied to prepay the Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Asset Sale or Recovery Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means with respect to any Asset Sale or Recovery Event, the earlier of (a) the date occurring six months after such Asset Sale or Recovery Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Replacement Unit” has the meaning assigned to it in the Security Agreement.

“Replacement Lease” has the meaning assigned to it in the Security Agreement.

“Required Lenders” means the holders of in excess of 50% of the outstanding principal amount of the Loans; provided, however any principal amount of the Loans held by an Affiliate of the Borrower shall not be included in the determination of the Required Lenders.

“Reserve Amount” shall mean $2,631,389.16.

“Responsible Officer” means any one of the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary of the Servicer or any Person instructed by the Servicer to have responsibility over and to administer this transaction or any aspect thereof; provided, that with respect to certifying financial statements, “Responsible Officer” shall not include the Secretary or Assistant Secretary of the Servicer.

“Rolling Stock” means standard gauge railroad rolling stock, other than passenger equipment or work equipment, used or intended for use in connection with interstate commerce, excluding, however, railroad rolling stock scrapped or intended to be scrapped.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Agreement” means the Sale Agreement, dated as of December 29, 2005, between the Borrower, as buyer, and The Andersons, as seller.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Security Agreement, dated the date hereof, made by the Borrower in favor of the Lenders and the Agent, as the same may be amended, supplemented or modified from time to time.

“Seller Buyback” has the meaning assigned to it in Section 2.7(c).

“Servicer” means The Andersons or any other Person appointed servicer under the Servicing Agreement from time to time.

“Servicer Buyback” has the meaning assigned to it in Section 2.7(c).

“Servicing Agreement” means the Servicing Agreement, dated the date hereof, among The Andersons and the Borrower, as the same may be amended, supplemented or modified from time to time.

“Solvent” shall mean with respect to any Person that as of the date of determination both (a)(i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“STB” has the meaning assigned to it in Section 3.1(c).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“1031 Exchange Agreement” has the meaning assigned to it in Section 5.1(m).

“1031 Proceeds” has the meaning assigned to it in Section 5.1(m).

“1031 Transaction” shall mean a like-kind exchange transaction in accordance with Section 1031 of the Code which shall be in all respects acceptable to the Agent.

“The Andersons” means The Andersons, Inc., an Ohio corporation.

“Transaction Documents” means, collectively, the Loan Documents, the Transfer Documents, the Servicing Agreement, the Management Agreement and the Car Mark Agreement.

“Transfer Agreement” means a transfer agreement between a transferring Lender and a Transferee substantially in the form of Exhibit E hereto.

“Transfer Documents” means, collectively, (i) the Sale Agreement and (ii) the Bill of Sale and Assignment Agreement, dated as of December 29, 2005, made by The Andersons in favor of the Borrower.

“Transferee” means a transferee permitted under Section 8.5(c).

“UCC” means the Uniform Commercial Code in effect in the State of Delaware, unless otherwise specified, as amended from time to time.

“UMLER” means the Universal Machine Language Equipment Register maintained by the AAR.

“Utilization Rate” shall mean a fraction (expressed as a percentage) the numerator of which is equal to the total number of units of Equipment constituting Collateral which are subject to an Eligible Lease and the denominator of which is equal to the total number of units of Equipment constituting Collateral.

SECTION 1.2. Other Interpretive Provisions. (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and permitted assigns, (ii) to any applicable law defined or referred to herein shall be deemed references to such applicable law or any successor applicable law as the same may have been or may be amended or supplemented from time to time and (iii) any agreement or document shall be deemed references to such agreement or document as amended, supplemented, restated or otherwise modified and in effect from time to time.

(b) When used in this Agreement, (i) the words “this Agreement,” “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole (together with all Schedules and Exhibits) and not to any provision of this Agreement unless otherwise specified and (ii) the words “Article,” “Section,” “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

(d) Any item or list of items set forth following the word “including,” “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included,” such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

(e) The table of contents and the captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

(f) Except as otherwise specified therein, terms that are defined herein that are used in any other Loan Documents, certificates, opinions and other documents delivered in connection herewith shall have the meanings ascribed to them herein and such documents shall be otherwise interpreted in accordance with the provisions of this Section 1.2.

(g) References to days shall refer to calendar days unless Business Days are expressly specified.

ARTICLE II.

AMOUNT AND TERMS OF THE LOANS

SECTION 2.1. The Loans. Upon the terms and subject to the conditions hereinafter set forth, each Lender severally and not jointly agrees to make a Loan to the Borrower in a single advance on the date of this Agreement in an amount equal to such Lender’s Commitment, which such Loan, when aggregated with all other Loans made by all Lenders, shall be in an aggregate amount equal to $40,950,000.

SECTION 2.2. Making the Loan. The Loans shall be made on at least two (2) Business Days’ written, telegraphic, telex or telecopy notice from the Borrower to the Agent, specifying the date (which shall be a Business Day) thereof. Not later than 11:00 A.M. (New York City time) on the date of such Loans, each Lender will make available to the Agent at the Agent’s Account by wire transfer of immediately available funds in an aggregate amount equal to its Commitment. Upon receipt by the Agent of such funds and upon fulfillment of the conditions set forth in Article III, the Agent will make such funds available to the Borrower in accordance with the payment instructions of the Borrower (the “Pay Proceeds Letter”) delivered to the Agent, in the form set forth in Exhibit B.

SECTION 2.3. Repayment of Loans. (a) On each Payment Date, the Borrower shall pay to the Agent at the office specified from time to time by the Agent in immediately available funds for account of the Lenders, the amount of principal due on such Payment Date as set forth on Addendum I hereto together with accrued interest on the unpaid outstanding principal balance of the Loans.

(b) On the Maturity Date, the Borrower promises to pay to the Agent for the account of each Lender, the entire outstanding principal balance of the Loans on such date, plus all accrued and unpaid interest in accordance with Section 2.4 and all other amounts then due and owing to the Lenders hereunder and under the other Loan Documents.

SECTION 2.4. Interest. (a) Interest on the unpaid outstanding principal balance of the Loans shall accrue in arrears at a rate per annum equal to the Interest Rate.

(b) On January 15, 2006, the Borrower shall pay to the Agent at the Agent’s Account in immediately available funds for the account of the Lenders, in arrears, an amount equal to $112,734.34, which represents interest on the unpaid outstanding principal balance of the Loans on such date.

(c) On each Payment Date, the Borrower shall pay to the Agent at the Agent’s Account in immediately available funds for the account of the Lenders, accrued interest on the unpaid outstanding principal balance of the Loans.

(d) All calculations of applicable interest under this Section 2.3 shall be made for actual days elapsed on the basis of a year consisting of 365 (or 366, as the case may be) days. Interest accrued on any Loan shall also be payable, on any date such Loan is prepaid (whether due to acceleration or otherwise) and on the Maturity Date.

(e) The Borrower shall pay to the Agent for the account of the Lenders interest on overdue principal and (to the extent permitted by applicable law) overdue interest and on any other amounts payable hereunder or under the other Loan Documents which are overdue, at the rate (the “Default Rate”) of two percent (2%) per annum in excess of the Interest Rate (calculated on the basis of a year consisting of twelve, 30-day months), and such interest shall be payable upon demand of the Agent.

(f) In no event shall the interest rate for the Loan or any other amount payable under the Loan Documents exceed the maximum rate permitted by law, provided, further that notwithstanding anything to the contrary herein, the interest rate payable pursuant to this Agreement shall at no time exceed the lower of (i) the relevant interest rate stated herein, and (ii) the maximum interest rate permitted under applicable law. In the event the Agent ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of such other amounts due hereunder or under the Loan Documents then outstanding, and, if such other amounts then outstanding are paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, the Borrower, the Agent and the Lenders shall, to the maximum extent permitted under applicable law, (A) characterize any payment other than a payment of principal or interest hereunder as an expense, fee, or premium rather than as interest, (B) exclude any voluntary prepayments and the effects thereof, and (C) spread the total amount of interest throughout the period during which any principal of the Loan remains outstanding so that the interest rate is uniform throughout the period during which any principal of the Loan remains outstanding.

SECTION 2.5. Evidence of Debt. (a) Each Loan made by each Lender shall be evidenced by a single promissory note duly executed by the Borrower in favor of such Lender, dated the Closing Date (the “Notes”), which shall be issued in substantially the form attached hereto as Exhibit A, and in a principal amount equal to such Lender’s Commitment and delivered to such Lender pursuant to Article III. The parties agree that the aggregate principal amount of the Notes outstanding at any time shall not exceed the sum of the Commitments of all of the Lenders reduced by any payments, prepayments and repayments of principal made by the Borrower.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Agent, on behalf of the Borrower, shall maintain the Register in which shall be recorded (i) the amount of each Loan made hereunder and the Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.6. Optional Prepayments. At any time, and from time to time, upon not less than five (5) Business Days’ prior written notice to the Agent and the Lenders, the Borrower may prepay the Loans in whole or ratably in part prior to the Maturity Date without any premium or penalty; provided that the Borrower may only prepay the Loans in an aggregate amount equal to $4,095,000 in any calendar year. All prepayments of principal of the Loans, whether voluntary or otherwise (including, but not limited to, prepayment following acceleration upon the occurrence and during the continuance of an Event of Default), shall be accompanied by accrued interest on the amount prepaid and any fees due the Agent and the Lenders but unpaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

SECTION 2.7. Mandatory Prepayments.

(a) If, on any Appraisal Date, the Loan to Value Ratio exceeds 85%, the Borrower shall, within 3 Business Days thereafter, either (i) prepay the Loans or (ii) add additional Collateral in accordance with Section 6.2(c) of the Security Agreement, to the extent necessary to reduce the Loan to Value Ratio to or below 85%.

(b) If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof on the date of receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.8; provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall be immediately deposited by the Borrower into the Cash Collateral Account or deposited with, or placed under the control of, a Qualified Intermediary (solely in the case of 1031 Transaction) unless such Net Cash Proceeds are used by the Borrower on such date to purchase Replacement Units and such Replacement Units (and any related Replacement Leases) become subject to the Lien of the Security Agreement in accordance with Section 6.2(b) of the Security Agreement and (ii) on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Asset Sale or Recovery Event. The provisions of this Section 2.7(b) do not constitute a consent to the consummation of any Disposition not permitted under the Loan Documents.

(c) If on any date the Borrower shall receive proceeds of the purchase of any Items of Equipment and/or Equipment Leases by the Manager in accordance with the terms of Section 4.04 the Management Agreement (a “Manager Buyback”), the Servicer in accordance with the terms of Section 4.03(b) of the Servicing Agreement (a “Servicer Buyback”), or The Andersons in accordance with the terms of Section 3.04 of the Sale Agreement (a “Seller Buyback”), then on the date of receipt by the Borrower of such proceeds, the Loans shall be prepaid by an amount equal to the amount of such proceeds.

SECTION 2.8. Pro Rata Treatment and Payments. (a) Each payment (including each prepayment) by the Borrower on account of principal of the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders and shall be applied to the installments of the Loans in the order of the scheduled maturities of such installments; provided that all prepayments by the Borrower on account of the principal of the Loans shall be applied to the installments of the Loans in the inverse order of the scheduled maturities of such installments. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

(b) Whenever any payment to be made hereunder or under the other Loan Documents shall be stated to be due on a day, which is not a Business Day, such payment may be made on the next succeeding Business Day, together with interest thereon to the date of payment and such extension of time shall in such case be included in the computation of payment of interest.

(c) Upon receipt by the Agent of payments on behalf of Lenders, the Agent shall promptly distribute such payments to the Lenders entitled thereto, in like funds as received by the Agent.

SECTION 2.9. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to acquire the Equipment and the related Equipment Leases, to pay fees and expenses in connection herewith, and for working capital and general business purposes.

SECTION 2.10. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest, fees or any other amount hereunder to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

SECTION 2.11. Inspection Rights. Once every twelve (12) month period at the Borrower’s sole expense (except if an Event of Default has occurred and is continuing, in which case, at any time and at the Borrower’s sole expense), the Agent and each Lender shall have the right to inspect, and the Borrower shall, at the request of the Agent or any such Lender, cause to be exhibited to the Agent and such Lender for purposes of such inspection, at the Borrower’s sole expense, all of the lease records of the Borrower as to the status of the Equipment (other than the original executed Equipment Leases in the possession of the Agent) and any portion of the Equipment located at such time on the premises of the Borrower or any of its Affiliates or at any junction at the time of such inspection. In addition, the Agent, at the request of the Required Lenders, may, at the Lenders’ expense, inspect, within 90 days of any addition or substitution, any Equipment added or substituted in accordance with Section 6.2 of the Security Agreement located at such time on the premises of the Borrower or its Affiliates.

ARTICLE III.

CONDITIONS OF LENDING

SECTION 3.1. Conditions Precedent to the Loan. The obligation of the Lenders to advance the Loans shall be subject to fulfillment of the following conditions precedent on or prior to the Closing Date:

(a) The Borrower shall have delivered to the Agent the Pay Proceeds Letter;

(b) Each Lender shall have received its applicable Note duly executed by the Borrower;

(c) The Agent shall have received the following documents in form and substance satisfactory to the Agent:

(i) This Agreement duly executed by the Borrower;

(ii) The Security Agreement duly executed by the Borrower together with a memorandum of the Security Agreement to be filed with the United States Surface Transportation Board (“STB”) and the Office of the Registrar General of Canada (“Registrar General”) together with evidence of such filings (and the favorable opinions of Alvord & Alvord, special Surface Transportation Board counsel to the Borrower, and McCarthy Tétrault LLP, special Canadian counsel to the Borrower);

(iii) The Pledge Agreement duly executed by The Andersons;

(iv) The Servicing Agreement duly executed by the Borrower and The Andersons;

(v) The Management Agreement duly executed by the Borrower and The Andersons;

(vi) The Lockbox Agreement duly executed by the Borrower and Fifth Third Bank;

(vii) The Collection Account Blocked Account Agreement duly executed by the Borrower and Fifth Third Bank;

(viii) The Cash Collateral Blocked Account Agreement duly executed by the Borrower and Fifth Third Bank;

(ix) A certificate of insurance naming the Agent as additional insured and loss payee for the benefit of the Lenders, which satisfies the requirement of Section 4.2 of the Security Agreement;

(x) A certificate substantially in the form of Exhibit C, duly executed by the secretary or assistant secretary of the Borrower and Servicer;

(xi) Results of a recent lien search in each of the STB and each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no liens on any of the Collateral or any of the assets of the Borrower (except for the liens described in Section 5.1(e)(ii));

(xii) A favorable opinion dated the Closing Date and addressed to the Lenders of each of: (A) in-house counsel to the Borrower; (B) Alvord & Alvord, special Surface Transportation Board counsel to the Borrower and (C) McCarthy Tétrault LLP, special Canadian counsel to the Borrower and (D) Chapman and Cutler LLP, special counsel to the Borrower;

(xiii) A copy of the UCC-1 Financing Statements (i) naming Borrower as debtor and Agent as secured party, covering the Collateral, (ii) naming The Andersons, as debtor and the Agent, as secured party, covering the Pledged Collateral and, in each case to be filed and recorded with the office of the Secretary of State of the State of Delaware;

(xiv) Evidence reasonably satisfactory to the Agent that a notice of the assignment of each Equipment Lease to the Borrower has been delivered to each Equipment Lessee thereunder;

(xv) Evidence reasonably satisfactory to the Agent that an amount equal to the Reserve Amount is on deposit in the Cash Collateral Account;

(xvi) An undated, signed Notice of Assignment with respect to each of the Equipment Leases, in substantially the form of Exhibit D;

(xvii) A copy of each of (i) the Transfer Documents, (ii) the Management Agreement, (iii) Servicing Agreement and the (iv) Car Mark Agreement, each certified by a Responsible Officer of the Borrower as true, correct and complete;

(xviii) an Appraisal as to the Fair Market Value of the Equipment, such Appraisal being based on a desktop review of the Equipment signed by a third party appraiser acceptable to the Agent; and

(xix) Good standing certificates of each of the Borrower, the Manager and the Servicer, certified by the respective states of formation or incorporation, as the case may be, all as reasonably acceptable to the Agent.

(d) The Borrower shall have made arrangements reasonably satisfactory to the Agent to pay for all filing fees and expenses incurred in connection with the filing of the Security Agreement with the United States Surface Transportation Board and the Office of the Registrar General of Canada, and the UCC Financing Statements (as described above in 3.1(c)(viii) with the Secretary of the State of the State of Delaware.

(e) The Borrower shall have paid to the Agent its agreed upon fees due on the Closing Date (it being understood that such fee or a portion thereof (x) may be paid directly from the Loan proceeds and (y) may be paid by the Agent to the Lenders).

(f) Except as specified on Schedule B hereto, the Borrower shall have delivered to the Agent with respect to each Equipment Lease (a) the chattel paper original of such Equipment Lease and (b) certified copies of each of the other Equipment Lease Documents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date as follows:

(a) Organization. The Borrower (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full power and authority to own its property, (iii) is qualified to do business in every jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect on its ability to conduct its business and (d) is in compliance with all laws, treaties, rules or regulations of any Governmental Authority applicable to or binding upon the Borrower or the Collateral except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, (i) all of the outstanding economic membership interests of the Borrower are directly owned by The Andersons and (ii) the Borrower has no Subsidiaries.

(b) No Indebtedness. The Borrower has not created, incurred or permitted to exist any Indebtedness.

(c) Litigation. There are no actions, suits or proceedings pending to which the Borrower, the Servicer or any of the Servicer’s Subsidiaries is a party, and there are no other actions, suits or proceedings threatened against the Borrower or the Servicer of which the Borrower has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) Authority of Borrower: No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s organizational powers and have been duly authorized by all necessary limited liability company action. Neither the execution and delivery of any of the Loan Documents or the Transaction Documents nor the consummation of the transactions herein or therein contemplated nor the fulfillment of, or compliance with, the terms and provisions thereof will (i) conflict with, violate, or result in a breach of, any of the terms, conditions or provisions of (A) any law, or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, domestic or foreign, or (B) the articles of incorporation, as amended, or the code of regulations, as amended, of the Servicer, or the certificate of formation or the operating agreement of the Borrower, or (C) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which the Borrower is a party or (ii) constitute, with the giving of notice or the passage of time or both, a default under any such agreement or instrument, or (iii) result in the creation or imposition of any lien, charge, security interest or other encumbrance of any nature whatsoever upon any property of the Borrower (except for the Liens contemplated or permitted by the Loan Documents) pursuant to the terms of any such agreement or instrument.

(e) Environmental Matters. Except to the extent such matters would not have a Material Adverse Effect:

(i) to the knowledge of the Borrower, the Equipment owned by it is in compliance with all applicable Environmental Laws. Except for matters that have been fully resolved, the Borrower has not received any written communication from any person or Governmental Authority that alleges that its operations are not in compliance with applicable Environmental Laws;

(ii) to the knowledge of the Borrower, it has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the conduct of its railcar leasing business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and to the knowledge of the Borrower, the Borrower is in compliance with all terms and conditions of the Environmental Permits;

(iii) there is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against or concerning the Equipment;

(iv) To the knowledge of the Borrower, no release of any Hazardous Commodity has occurred on or from any of the Equipments, which requires investigation, assessment, monitoring, remediation or cleanup under Environmental Laws.

(f) No Agreements. The Borrower is not a party to any agreement, instrument or transaction other than its limited liability company agreement, this Agreement and the other Loan Documents and the Transaction Documents.

(g) Intellectual Property. The Borrower has all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights that the Borrower considers necessary to the conduct of its business as currently operated or proposed to be operated.

(h) Governmental Authority. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any of the Loan Documents or the Transaction Documents (to which the Borrower is a party) or for the creation and perfection of the first priority security interest on the Collateral or Pledged Collateral intended to be created in favor of the Agent under the Security Agreement or Pledge Agreement, respectively, except for the filing of the Security Agreement or a memorandum thereof with the United States Surface Transportation Board and the Registrar General of Canada, and the filing UCC-1 financing statements in the State of Delaware naming the Borrower or The Andersons, as applicable, as debtor and the Agent, as secured party.

(i) Tax Returns. (i) The Borrower has filed or caused to be filed, or has timely requested and, if necessary, has obtained, an extension to file all federal and material state and local tax returns which, to the Borrower’s knowledge, are required to be filed, and has paid, or made provisions for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them or any of their properties, and all other taxes, fees or other charges imposed on it or any of its properties, other than taxes which are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP consistently applied have been provided on their books; and (ii) no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges, other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP consistently applied have been provided on the applicable books.

(j) Enforceability of Agreements. Each of the Loan Documents and Transaction Documents to which the Borrower is a party is legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(k) Investment Company. The Borrower is not an “investment company” as such term is defined under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, nor will the making of the Loans hereunder by the Lenders on the terms and conditions hereunder provided and the use of the proceeds therefrom by the Borrower result in any violation by the Borrower of any of the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(l) Ownership of Collateral. The Borrower has good and marketable title to the Collateral, free and clear of all liens and encumbrances, other than Permitted Liens, subject and subordinate always to the rights of the Agent and the rights of the Equipment Lessees to use the Equipment pursuant to the Equipment Leases.

(m) Margin Regulations T, U, X. The proceeds of the Loans will be used by the Borrower only for the purposes set forth in Section 2.9. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing any margin stock as such term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States (the “Board”), as applicable (“Margin Stock”), or to extend credit to any other person for the purpose of purchasing or carrying any Margin Stock. The Borrower is not engaged principally, or as one of its important business activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. Neither the Borrower nor any Subsidiary nor any agent acting in its or on their behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended.

(n) Securities Act of 1933. Neither the Borrower nor, to its knowledge, anyone acting on its behalf has directly or indirectly offered or sold any interest in the Collateral, other securities or beneficial interests in the Equipment to, solicited offers to buy any interest in the Collateral, other securities or beneficial interests in the Equipment from, or otherwise approached or negotiated in respect of the purchase or sale or other disposition of any interest in the Collateral, other securities or beneficial interests in the Equipment with, any Person so as to bring the transactions contemplated by this Agreement within the provisions of Section 5 of the Securities Act.

(o) Accuracy of Information. All information heretofore furnished by the Borrower to the Agent and the Lenders in connection with the Loan Documents is, and all such information hereafter furnished by it hereunder will be, true, complete and correct in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (it being understood that with respect to any information received by the Borrower from any Lessee and furnished to Agent and the Lenders, the Borrower represents that any such information, to its knowledge, is true, complete and correct in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading).

(p) Equipment and Equipment Leases.

(i) The list of Equipment Lease Documents and all information with respect thereto set forth in Schedule A to the Security Agreement is accurate, true and correct in all material respects and is sufficient to identify the railcars comprising the Equipment and the rents payable by each Equipment Lessee under each Equipment Lease specified in Schedule A to the Security Agreement for each rental period and the number of rental periods of anticipated rents under each such Equipment Lease. Each Equipment Lessee and the Borrower is in compliance in all material respects with all material provisions of the related Equipment Lease. The Borrower is not aware of any material default under any of the Equipment Leases.

(ii) (A) Each Equipment Lease Document (assuming due authorization, execution and delivery by the Equipment Lessee party thereto) is valid and enforceable in accordance with its terms, is non-cancelable, all sums payable thereunder are payable in the amounts and at the times stated therein and no part thereof has been prepaid, released or modified, or encumbered or disposed of by the Borrower; any and all sums of money previously paid by any Equipment Lessee thereunder as advance payments or deposit of security have been fully disclosed to the Agent; (B) each Equipment Lease has been entered into in the ordinary course of business, has been duly authorized and executed by bona fide, legally competent Equipment Lessees, is (together with the Equipment Lease Documents related thereto) the entire agreement with each such Equipment Lessee relating to the Equipment covered thereby, has not been amended, modified, cancelled or waived in any respect, and none of the Borrower’s rights thereunder have been released, modified, encumbered or disposed of; any consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority (federal, state or local, domestic or foreign) required in connection with the execution, delivery or performance of any Equipment Lease by the Borrower has been obtained; (C) the Equipment covered by each Equipment Lease has been delivered, is in good working order, has been maintained in compliance with all the AAR’s mechanical regulations and industry commercial standards for revenue interchange loading, has been used for the purpose for which it was built and shall have been accepted by the applicable Equipment Lessee as being in a condition which complies with the terms and conditions of such Equipment Lease; (D) no Equipment Lease or related Equipment Lease Document contains any purchase option or permits the Equipment Lessee to make prepayments of rent; and (E) all financial and credit information that the Borrower may at any time furnish to the Agent relating to the Equipment Lessee under each Equipment Lease is, to the best of the Borrower’s knowledge, true, complete and not misleading.

(iii) Except as set forth on Schedule A to the Security Agreement, all of the Equipment is subject to an Equipment Lease.

(iv) Each Item of Equipment and each Equipment Lease is an Eligible Item of Equipment or an Eligible Lease, as applicable.

(v) With respect to each Equipment Lease, the Agent is in possession of, or will be pursuant to Section 5.2 of the Security Agreement, (a) a chattel paper original of such Equipment Lease and (b) copies of all other agreements, documents and instruments executed in connection with such Equipment Lease. No Equipment Lessee is in possession of any Equipment Lease that by its express terms is the chattel paper original of any Equipment Lease or any original receipt therefor.

(q) Security Interest. Upon the execution of the Cash Collateral Account Blocked Account Agreement, the Collection Account Blocked Account Agreement, the completion of the recordation and filing of a memorandum of the Security Agreement with the STB, and the deposit, registration and filing of a memorandum of the Security Agreement at the office of the Registrar General pursuant to Section 105 of the Canada Transportation Act, the Agent will have a first priority perfected security interest in the Collateral, subject only to Permitted Liens.

(r) Concerning Prior Ownership of the Equipment. Each of the Transfer Documents (i) was duly executed by the parties thereto; (ii) was duly authorized by all necessary action of each of the parties thereto; (iii) constitutes the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditor’s rights generally and to general applicable principles of equity).

(s) No Casualty Loss. To the best knowledge of Borrower, no Item of Equipment has suffered a Casualty Loss.

(t) Solvency. Both before and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(u) Separateness. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and The Andersons or any Affiliate thereof, on the other, would not be disregarded in the event of the bankruptcy or insolvency of any of The Andersons or any Affiliate thereof and, without limiting the generality of the foregoing:

(i) (i) the Borrower is a limited purpose limited liability company whose activities are restricted in its organizational documents to activities related to purchasing or otherwise acquiring the Equipment and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into this Agreement and the other Transaction Documents;

(ii) the Borrower has not engaged, or presently engages, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the Borrower entered into any agreement other than this Agreement and the other Transaction Documents to which it is a party;

(iii) (A) the Borrower maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the Borrower are not and have not been diverted to any other Person for any use other than the corporate use of the Borrower, and (C), except as may be expressly permitted or required by this Agreement or any other Transaction Document, the funds of the Borrower are not and have not been commingled with those of any other Person;

(iv) to the extent that the Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the Borrower and such entities for whose benefit the goods and services are provided, and the Borrower and each such entity bears its fair share of such costs; and all material transactions between the Borrower and any of its Affiliates shall be only on an arm’s-length basis;

(v) the Borrower maintains a principal executive and administrative office through which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted separate from those of its Affiliates;

(vi) Borrower conducts its affairs strictly in accordance with its organizational documents and observes all necessary, appropriate and customary corporate formalities, including (A) holding all regular and special equity holders’ and directors’ or managers’, as applicable, meetings appropriate to authorize all company action (which, in the case of regular equity holders’ and directors’ or managers’, as applicable, meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany accounts;

(vii) all decisions with respect to the Borrower’s business and daily operations are independently made by the Borrower and are not dictated by any Affiliate of the Borrower (it being understood that the Manager, which is an Affiliate of the Borrower, will undertake and perform all of the operations, functions and obligations of it set forth in the Management Agreement and it may appoint sub-managers, which may be Affiliates of the Borrower, to perform certain of such operations, functions and obligations and that the Servicer, which is an Affiliate of the Borrower, will undertake and perform all of the operations, functions and obligations of it set forth the Servicing Agreement and it may appoint sub-servicers, which may be Affiliates of the Borrower, to perform certain of such operations, functions and obligations);

(viii) the Borrower acts solely in its own name and through its own authorized officers and agents, has not held itself out as a “division” or “part” of any other Person, and no Affiliate of such Person shall be appointed to act as its agent, except as expressly permitted by this Indenture and the other Transaction Documents;

(ix) no Affiliate of the Borrower advances funds to such Issuer, other than as is otherwise expressly provided herein or in the other Transaction Documents, and no Affiliate of the Borrower (other than pursuant to the express terms of the Loan Documents and the Transaction Documents) otherwise supplies funds to, or guaranties debts of, the Borrower;

(x) other than organizational expenses and as expressly provided herein, the Borrower pays all expenses, indebtedness and other obligations incurred by it;

(xi) the Borrower does not guarantee, or is not otherwise liable for, any obligation of any of its Affiliates;

(xii) any financial reports required of the Borrower comply with GAAP and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii) the Borrower is adequately capitalized to engage in the transactions contemplated in its organizational documents;

(xiv) the Borrower maintains a board of managers consisting of three individuals. The Borrower’s board of managers includes at least one independent manager (A) who is not currently or within the preceding five years has been: (1) a stockholder, director, officer, employee, manager, or partner of The Andersons or any Affiliate of The Andersons (other than as an independent director of the Borrower), (2) a direct or indirect holder of any voting securities of The Andersons or any Affiliate of The Andersons, (3) a creditor, supplier, contractor or any other person who derives any of its purchases or revenues from its activities with The Andersons or any of The Andersons’ other Affiliates, or (4) a member of the immediate family of any stockholder, director, officer, employee, partner, customer, supplier or contractor of The Andersons or any of its other Affiliates, and (B) who has (1) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (2) is employed with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structural finance instruments, agreements or securities; and

(xv) the organizational documents of the Borrower require (A) the affirmative vote of an independent manager before a voluntary petition under any bankruptcy, insolvency, reorganization or similar act, law or statute now or hereafter in effect may be filed by the Borrower, and (B) the borrower to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of managers.

SECTION 4.2. Representation of the Borrower, Lenders and Agent. Each of the Borrower, each Lender and the Agent, hereby represents and warrants, severally and not jointly, that no brokers’ commissions related to the Loan Documents are payable by or through it.

ARTICLE V.

COVENANTS OF THE BORROWER

SECTION 5.1. Covenants. So long as any obligation contemplated hereunder or under the Security Agreement or under any other Loan Document shall remain unpaid, the Borrower agrees, that:

(a) Notice of Events of Default, Servicer Events of Termination and Manager Events of Termination.

(i) The Borrower will promptly deliver to the Agent, but in any event no later than 5 Business Days, after any Responsible Officer has knowledge of any Default or Event of Default, written notice of the occurrence of any such event, specifying each such default of which such Responsible Officer shall have knowledge relating to the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto.

(ii) The Borrower shall deliver to the Agent, together with each of the annual financial statements caused to be delivered by the Borrower pursuant to Section 5.1(e), a certificate of the Responsible Officer stating whether or not, to the best knowledge of such Responsible Officer, a Default or Event of Default has occurred and is continuing, and, if so, specifying each such default of which such Responsible Officer shall have knowledge relating to the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto.

(iii) The Borrower will promptly deliver to the Agent, but in any event no later than 3 Business Days, after any Responsible Officer has knowledge of the occurrence of any Servicer Event of Termination (as defined in the Servicing Agreement) or Manager Event of Termination (as defined in the Management Agreement), or event that, with the passage of time or the giving of notice, or both, would constitute such an occurrence, written notice of the occurrence of such event.

(b) Litigation. The Borrower will deliver to the Agent prompt written notice of any litigation or legal proceeding against the Borrower or The Andersons as a defendant involving a judgment in an amount, singly or in the aggregate, in excess of $500,000, whether or not covered by insurance.

(c) Compliance with Laws, Equipment Leases, Etc. The Borrower will (i) comply with all laws, rules, regulations and orders applicable to the Collateral or the operation of the Borrower’s business, if the failure to so comply would materially adversely affect the Borrower’s business or the Collateral, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Servicer’s books in accordance with GAAP and (ii) comply with all of the terms, provisions, restrictions, covenants and agreements set forth in the Equipment Leases and the other Equipment Lease Documents and in each and every supplement to or amendment thereof.

(d) No Liens; No Loans. (i) The Borrower (A) shall not renew, create, assume or permit to exist any Lien (other than Permitted Liens) on any property or assets, including, without limitation, the Equipment, the Equipment Leases, or any other Collateral now owned or hereafter acquired by it and (B) will pay or discharge, at its own cost and expense, any and all debt, tax, assessment, obligations, claims, liens or charges (other than Permitted Liens) on or with respect to the Collateral. The Borrower further agrees to indemnify and hold harmless the Agent and the Lenders from and against any direct loss, costs or expenses (including reasonable legal fees and expenses) incurred, in each case, as a result of the imposition or enforcement of any such debt, tax, assessment, obligations, claim, lien, or charge. Without limiting the foregoing, there will be no financing statement or other filed or recorded instrument in which the Borrower is named or which the Borrower has signed, as debtor or mortgagor, now on file at the STB or the Registrar General covering any of the Collateral except the financing statements or other instruments filed or to be filed in respect of and for the security interest provided for in the Security Agreement and in the Equipment Leases and except for any of the foregoing as to which a corresponding release has been or contemporaneously herewith is being filed with the STB, the Registrar General and the Secretary of State of the State of Delaware.

(ii) The Borrower will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(e) Reporting Requirements. The Borrower will cause to be furnished to the Agent:

(i) (A) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of (x) the Servicer, unaudited financial statements of the Servicer and its consolidated Subsidiaries in the form regularly prepared for its operations, including a balance sheet of the Servicer and its consolidated Subsidiaries as of the end of such quarter and statements of income and cash flow of the Servicer and its consolidated Subsidiaries as of the end of such quarter, and statements of income and cash flow of the Servicer and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and (y) the Borrower, unaudited financial statements of the Borrower in the form regularly prepared for its operations, including a balance sheet of the Borrower as of the end of such quarter and statements of income of the Borrower as of the end of such quarter and statements of income and cash flow of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case certified by a Responsible Officer; (B) as soon as available and in any event within 120 days after the end of each fiscal year of the Servicer, consolidated audited financial statements of the Servicer and its consolidated Subsidiaries certified by independent public accountants of recognized standing selected by the Servicer and acceptable to the Agent in its reasonable judgment; and (C) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, unaudited financial statements of the Borrower in the form regularly prepared for its operations, including a balance sheet of the Borrower as of the end of such fiscal year and statements of income of the Borrower as of the end of such fiscal year and statements of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, certified by a Responsible Officer;

(ii) concurrently with the delivery of the financial statements pursuant to in subsection (i) above, (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) a compliance certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, in a form reasonably acceptable to the Agent;

(iii) if so requested by the Agent or the Lenders, promptly after such request (or if later after receipt thereof from the applicable Equipment Lessee), all material information in relation to the financial status of each Equipment Lessee, including relevant financial statements of each Equipment Lessee, which is in the possession of the Borrower, the Manager or the Servicer, is publicly available or is required to be delivered pursuant to the terms of the applicable Equipment Lease;

(iv) the Quarterly Manager Report in accordance with Section 3.01 of the Management Agreement; and

(v) such other information regarding the condition or operations, financial or otherwise, of the Borrower or the Collateral as the Agent may from time to time reasonably request.

(f) Equipment Lease Payments. (i) The Borrower shall not modify or amend the payment terms under any Equipment Lease or request or accept any prepayment of rent from any Equipment Lessee under any Equipment Lessee.

(ii) The Borrower shall instruct each Equipment Lessee to make all payments of Equipment Lease Proceeds directly to the Lockbox Account and shall use its best efforts to cause each Equipment Lessee to make such directly to the Lockbox account.

(iii) The Borrower shall cause all payments in the Lockbox Account to be deposited into the Collection Account as promptly as possible and in any event no later than one Business Day after such payments become available in the Lockbox Account.

(iii) The Borrower agrees that if any payment is received by it (or by the Servicer or Manager on its behalf) under an Equipment Lease, such payment shall be held in trust for the sole benefit of the Agent and shall promptly be remitted by the Borrower to the Agent for deposit to the Collection Account.

(v) The Borrower shall not make any change in the instructions to the Equipment Lessees regarding payments to be made in respect of the Equipment into the Collection Account.

(g) Equipment Leases.

(i) Quarterly, within 20 days after the end of each fiscal quarter of the Borrower, the Borrower shall notify the Agent in writing regarding any material change related to the Equipment Leases, including, but not limited to, a change in the identity of any Equipment Lessee, in the car number assigned to any Item of Equipment, in the amount of rentals, or in any terms of the Equipment Leases. Nothing in this Section 5.1(g) shall be construed as a waiver of Borrower’s obligations under the Security Agreement with respect to the Equipment Leases.

(ii) The Borrower shall use its best efforts to maintain in full force and effect all of its rights, as lessor, and all of the Equipment Lessee’s obligations, as Lessee, under each Equipment Lease and shall take such action as is necessary to enforce its rights and the Equipment Lessee’s obligations thereunder.

(iii) The Borrower shall not waive an event of default under an Equipment Lease unless no Event of Default then exists hereunder and such waiver and failure of an Equipment Lessee to comply with the relevant obligation (including with respect to the removal of any Liens) does not affect the then fair market value, utility or remaining useful life of the relevant Equipment. In no event shall any such waiver alter or diminish the Borrower’s obligations hereunder (including with respect to the insurance, use or maintenance of the Equipment).

(iv) The Borrower shall not (and shall cause the Servicer not to) amend, modify, consent to any change in the terms or otherwise alter any Equipment Lease, except as expressly permitted under this Agreement, the Security Agreement, the Management Agreement or the Servicing Agreement.

(v) The Borrower shall use its best efforts (and shall cause the Manager to use its best efforts) to cause each Item of Equipment Railcar to be subject to, and maintained under, an Equipment Lease.

(vi) The Borrower shall ensure that (A) except as provided on Schedule B hereto, the chattel paper original of each Equipment Lease set forth on Schedule A to the Security Agreement has been delivered to the Agent and (B) the chattel paper original of each Replacement Lease and each amendment, supplement or other modification to an Equipment Lease set forth on Schedule A to the Security Agreement shall be delivered to the Agent within 15 days after the execution by the Equipment Lessee thereof.

(vii) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Borrower shall not renew, extend or otherwise modify any Equipment Lease described on Schedule B hereto unless the Borrower shall have delivered to the Agent the chattel paper original of such Equipment Lease.

(h) Investment Company Act. The Borrower will conduct its operations, and will cause the Borrower’s operations to be conducted, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

(i) Subsidiaries. The Borrower shall not create any Subsidiaries.

(j) No Other Business. Other than in connection with the operation of its assets consisting of the Equipment and the Equipment Leases or pursuant to or as expressly permitted by any of the Loan Documents, the Borrower shall not engage in any business.

(k) Title; Control of Equipment. The Borrower will warrant and defend title to the Collateral against all claims and demands (other than Permitted Liens) of all persons whatsoever. The Equipment shall at all times be in the possession of or under the control of the Borrower, the Servicer, the Manager or, to the extent such Item of Equipment is subject to an Equipment Lease permitted by the Loan Documents, the Equipment Lessee under such Equipment Lease; provided that, subject to the terms of the Management Agreement, the Borrower or the Manager may relinquish possession to parties in the business and capable of repairing the Equipment for the limited purpose of effecting such repairs.

(l) Limitations on Indebtedness. The Borrower shall not create, incur or permit to exist any Indebtedness other than (i) the Loans, the Notes and other amounts payable under the Loan Documents and (ii) trade payables incurred in its ordinary course of business.

(m) Limitations on Dispositions.

(i) The Borrower shall not Dispose of any of its right or interest in or to property of any kind whatsoever (including, without limitation, the Collateral), whether real, personal or mixed and whether tangible or intangible, except (i) the Disposition of Equipment no more than once per calendar quarter; provided that the Borrower shall not in any calendar year Dispose of Equipment with an aggregate Fair Market Value (based on the most recent Appraisal delivered to the Agent) greater than 25% of the Fair Market Value of all the Equipment, (ii) in connection with a Manager Buyback, Servicer Buyback or Seller Buyback, (iii) in connection with a substitution of Replacement Units and Replacement Leases pursuant to Section 3.04 of the Sale Agreement or Section 4.04 of the Management Agreement so long as such Replacement Units and Replacement Leases become subject to the Lien of the Security Agreement in accordance with Section 6.2(b) of the Security Agreement and (iv) in connection with any Recovery Event.

(ii) The proceeds of any Disposition permitted under subsection (i) above shall be applied in accordance with Section 2.7.

(iii) Notwithstanding anything herein to the contrary, with respect to a Disposition in connection with a 1031 Transaction: (A) the Borrower shall provide the Agent with no less than 30 days prior written notice of any such proposed Disposition, (B) the proceeds of such Disposition (“1031 Proceeds”) shall be deposited with, or otherwise placed under the control of, a Qualified Intermediary reasonably acceptable to the Agent, in accordance with Section 1031 of the Code, (C) all 1031 Proceeds held pursuant to a 1031 Exchange Agreement shall be held subject to 26 C.F.R. 1.1031(k)-1(g)(6) until such 1031 Proceeds are distributed in accordance with subsection (D) below, (D) the exchange or other similar agreement between the Qualified Intermediary and the Borrower (the “1031 Exchange Agreement”) shall require the Agent’s written consent prior to the distribution of such 1031 Proceeds by the Qualified Intermediary, unless (I) such 1031 Proceeds are used by the Qualified Intermediary to acquire Replacement Units that qualify as “replacement property” within the meaning of 26 C.F.R. 1.1031(k)-1 and (II) such Replacement Units are contemporaneously transferred by the Qualified Intermediary to the Borrower in accordance with Section 6.2 of the Security Agreement and (E) any such Disposition shall be in all other respects reasonably acceptable to the Agent.

(iv) Without limitation and notwithstanding anything herein to the contrary, Borrower shall have no right to receive, pledge, borrow or otherwise obtain the benefit of 1031 Proceeds held by a Qualified Intermediary while such funds are held by a Qualified Intermediary pursuant to a 1031 Exchange Agreement on or before such 1031 Proceeds are distributed in accordance with Section 5.1(m)(iii)(D).

(v) So long as no Event of Default or Default has occurred and is continuing, upon the written request of the Borrower, the Agent shall take such action as may be reasonably requested by the Borrower, at the sole cost and expense of the Borrower, in order to release from the Lien of the Security Agreement any Collateral Disposed of by the Borrower as permitted by this Section 5.1(m).

(n) Fundamental Changes. The Borrower shall maintain its existence as a limited liability company under the laws of the State of Delaware and shall not enter into any transaction of merger or consolidation, or change the form of organization of its business, or transfer all or substantially all of its properties and assets to any other Person. The Borrower shall obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents.

(o) Limitations on Investments. The Borrower shall not purchase, hold or acquire any membership interests, capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person except receivables arising from transactions with suppliers in the ordinary course of business.

(p) Limitation on Restricted Payments. The Borrower shall not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Borrower or any Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary at any time after the occurrence and continuance of a Default or an Event of Default.

(q) Limitation on Amendments.(r) The Borrower shall not amend, supplement or otherwise modify the terms and conditions of (i) any of the Transaction Documents or (ii) the certificate of organization, operating agreement or other organizational documents of the Borrower, without the prior written consent of the Required Lenders, nor shall the Borrower take, or permit any other Person to take, any other action under any such documents that could have a Material Adverse Effect or which is inconsistent with the terms of this Agreement or any of the other Loan Documents.

(s) Transactions with Affiliates. Other than as set forth in Section 4.1(g), the Borrower will not, directly or indirectly, enter into any transaction with any Affiliate of the Borrower or the Servicer except (i) transactions on terms (considered as a whole) no less favorable to the Borrower than would be available in a comparable transaction with a Person other than an Affiliate or (ii) Permitted Affiliate Arrangements. Nothing contained in this Section 5.1(j) shall be construed to prohibit the Borrower from making distributions to its member in accordance with its organizational documents.

(t) Non-Consolidation. The Borrower will take all actions necessary to ensure that the representations and warranties contained in Section 4.1(t) hereof remain true and correct at all times and that the Borrower would not be consolidated with The Andersons or any of their Affiliates in the event that any such entity shall become subject to bankruptcy or insolvency proceedings.

(u) Concentration Limits. The Borrower shall not permit at any time (i) more than 15% of the Fair Market Value of the Equipment (based on the most recent Appraisal delivered to the Agent) to be leased to any one Equipment Lessee and any of its Affiliates that is not Investment Grade, (ii) more than 20% of Fair Market Value of the Equipment (based on the most recent Appraisal delivered to the Agent) to be leased to any one Equipment Lessee and any of its Affiliates that is Investment Grade; provided that up to 21% of Fair Market Value of the Equipment may be leased to Dakota Minnesota & Eastern Railroad Corporation and its Affiliates so long as they remain Investment Grade, or (iii) more than 20% Fair Market Value of the Equipment (based on the most recent Appraisal delivered to the Agent) to be subject to Per Diem Leases.

(v) Debt Service Coverage Ratio. The Borrower shall not permit the Debt Coverage Ratio as of any Determination Date to be less than 1.50.

(w) Utilization. The Borrower shall not permit the Utilization Rate at any time to be less than 80%.

(x) Cash Collateral Account Reserve. If the amount on deposit in the Cash Collateral Account (less amounts on deposit in the Cash Collateral Account on account of Asset Sales and Recovery Events) shall at any time be less than the Reserve Amount, the Borrower shall, within 3 Business Days thereafter, deposit in the Cash Collateral Account an amount equal to the difference between the Reserve Amount and the amount on deposit in the Cash Collateral Account (less amounts on deposit in the Cash Collateral Account on account of Asset Sales and Recovery Events) on such date.

(y) Appraisals.

(i) The Borrower shall, at the Borrower’s expense, deliver to the Agent no later than 90 days after the Closing Date, the results of a physical inspection of the Equipment by D.W. Beary & Associates, Inc. either confirming the results of the Appraisal delivered to the Agent on the Closing Date or providing a revised Appraisal of the Equipment based on the results of such physical inspection.

(ii) The Borrower shall, at the Borrower’s expense, deliver to the Agent an Appraisal of the Equipment (i) on each anniversary of the Closing Date and (ii) at any time requested by the Agent after the occurrence and continuation of an Event of Default, such Appraisal being based on a physical inspection of the Equipment conducted not more than thirty (30) days prior to the delivery date thereof. In addition, after the occurrence of any change in applicable law (including the rules and regulations of the AAR), which, in the reasonable opinion of the Agent, could have a material adverse effect on the Fair Market Value of the Equipment, the Agent shall have the right to obtain a new Appraisal of the Equipment, at the Borrower’s expense.

(z) No Bankruptcy Filing with the Consent of Independent Director. The Borrower shall not, without the consent of the Independent Manager, (i) commence any insolvency proceeding seeking to have an order for relief entered with respect to it or seeking re-organization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (iii) make a general assignment for the benefit or creditors or (iv) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

(aa) No Consolidation. Except as otherwise expressly permitted hereunder, the Borrower shall not consolidate, amalgamate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person.

(bb) Enforcement of Servicing Agreement, Management Agreement and Transfer Agreements. The Borrower shall take all actions necessary, and diligently pursue all remedies available to it, to the extent commercially reasonable, to enforce the obligations of the Servicer under the Servicing Agreement, the Manager under the Management Agreement and the obligation of all other parties under the Transaction Documents to secure its rights thereunder.

(cc) Patriot Act. In compliance with the USA Patriot Act and 31 CFR Part 103.121 and, in the case of a non-U.S. entity, any other similar requirements of the relevant foreign jurisdiction, when requested the Borrower shall provide to each Lender certain information relating to the Borrower that the Lender may be required to obtain and keep on file, including the Borrower’s name, address and codes of various identifying documents.

(dd) 1031 Transactions. The Borrower shall cause all 1031 Proceeds in the possession or control of a Qualified Intermediary to be promptly deposited (but in no event later than 2 days after the occurrence of such event) by such Qualified Intermediary in the Collection Account upon the occurrence of one of the following events:

(i) upon the expiration of the “identification period” (as defined in 26 C.F.R. 1.1031(k)-1(b)(2)) with respect to such 1031 Proceeds, if the Borrower has not identified “replacement property” in accordance with 26 C.F.R. 1.1031(k)-1;

(ii) upon the expiration of the “exchange period” (as defined in 26 C.F.R. 1.1031(k)-1(b)(2)) with respect to such 1031 Proceeds if the Borrower has not acquired “replacement property” with such 1031 Proceeds in accordance with 26 C.F.R. 1.1031(k)-1;

(iii) upon the occurrence of any other event that would disqualify the 1031 Proceeds from being applied in a 1031 Transaction; or

(ee)	(iv)upon the occurrence of an Event of Default. Post-Closing Deliveries.

(i) The Borrower shall provide to the Agent no later than January 16, 2006, fully-executed, chattel paper originals of Equipment Leases between the Borrower, as lessor, and The Andersons, as lessee, as replacement for the “Andersons” Equipment Leases set forth on Schedule A to the Security Agreement.

(ii) A lien search performed at the STB has revealed liens of record on the Items of Equipment with the following car marks: AEX 4540, AEX 8299, AEX 8391 (the “Encumbered Cars”). Notwithstanding anything herein or in the other Loan Documents to the contrary, the existence of such liens shall not result in a Default or Event of Default unless the Borrower fails to cause such Encumbered Cars to be free and clear of liens of record at the STB no later than January 15, 2005.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.1. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay to the Agent any installment of the principal or interest on the Loans or any other amounts payable under the Loan Documents within 10 days after the due date therefor; or

(b) Any representation or warranty made by the Borrower herein or in any other Loan Document to which it is a party or by The Andersons in the Pledge Agreement, shall prove to have been incorrect in any material respect when made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement set forth, or refuses to comply with the requirements of, Section 5.1 of this Agreement (other than Section 5.1(g)(vi)); or

(d) The Borrower shall fail to perform or observe the covenant set forth, or refuses to comply with the requirements of, Section 5.1(g)(vi) of this Agreement or Section 5.2 of the Security Agreement, other than the failure of the Borrower to deliver the chattel paper original of the Equipment Leases set forth on Schedule B hereof; or

(e) The Borrower shall fail to obtain and maintain the insurance required under Section 4.2 of the Security Agreement; or

(f) The Borrower or The Andersons shall fail to perform or observe any other term, covenant or agreement set forth herein or in any other Loan Document to which it is a party and such failure continues unremedied for a period of 30 days after the earlier of (i) any Responsible Officer of the Borrower or The Andersons first acquiring knowledge thereof or (ii) the Borrower’s receipt of written notice thereof from the Agent; or

(g) The entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Borrower in an involuntary case or proceeding under any bankruptcy, insolvency, reorganization or similar act, law or statute now or hereafter in effect, or adjudging the Borrower as bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under Title 11 of the United States Code, as now constituted or hereafter in effect or under any other applicable federal or state bankruptcy law or other similar law, or the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of its property or the Collateral or Pledged Collateral, or the entry of an order for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(h) The commencement by the Borrower of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding, under any applicable federal or state bankruptcy, insolvency, reorganization or similar law or the filing by it of a petition or consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, sequestrator, or similar official of the Borrower, or any substantial part of the Collateral, or the making by it of an assignment for the benefit of the creditors, or the taking of organizational action by the Borrower in furtherance of any such action; or

(i) The Agent shall cease to have a valid, perfected first priority security interest in and lien on any of the Collateral or the Pledged Collateral (except for Permitted Liens and as otherwise provided in the Security Agreement); or

(j) The rendering against the Borrower of a final judgment, decree or order for payment of money in excess of $500,000 and the continuance of such judgment, decree or order unsatisfied for a period of 30 consecutive days without being contested in good faith and by appropriate proceedings; or

(k) Any of the Collateral or the Pledged Collateral shall be attached, distrained or otherwise levied upon, other than attachments, distraint and levies which constitute Permitted Liens; or

(l) An ERISA Event shall have occurred pursuant to which the Borrower incurs liability having a material adverse effect on its ability to perform its material obligations under the Loan Documents to which it is a party; or

(m) a Manager Event of Termination (as defined in the Management agreement) has occurred and is continuing and the Agent is unable to find an acceptable replacement Manager who succeeds to the role of “Manager” within 30 days after the Agent gives notice of such termination as provided in the Management Agreement; or

(n) a Servicer Event of Termination (as defined in the Servicing Agreement) has occurred and is continuing and the Agent is unable to find an acceptable replacement Servicer who succeeds to the role of “Servicer” within 30 days after the Agent gives notice of such termination as provided in the Servicing Agreement.

then, and in any such event, the Agent, acting on instruction from the Required Lenders, may immediately declare all amounts due and payable under the Loans and all interest thereon notified in writing to the Borrower and other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the Loans, all such principal, interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of an Event of Default described in subsection (g) and (h) of this Section 6.1, the results that would otherwise occur upon the giving of notice by the Agent shall occur automatically without the giving of any such notice.

Upon the occurrence and during the continuance of an Event of Default, the Required Lenders may direct the Agent to exercise remedies in accordance with the Security Agreement and the Pledge Agreement.

ARTICLE VII.

AGENCY

SECTION 7.1. Appointment and Authority. Each Lender hereby irrevocably appoints Siemens Financial Services, Inc. to act on its behalf as the Agent hereunder, under the other Loan Documents and under the other Transaction Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 7.2. Rights as a Lender. The Person serving as the Agent hereunder and under the other Loan Documents shall have the same rights and powers in its capacity as a Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and under the Security Agreement and the Pledge Agreement and without any duty to account therefor to any Lender.

SECTION 7.3. Exculpatory Provisions. The Agent shall have no any duties or obligations except those expressly set forth herein and in the other Loan Documents and pursuant to applicable law. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders, provided that the Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, any other Transaction Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it, (vi) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral or Pledged Collateral; or (vii) the financial condition of the Borrower, the Servicer, the Manager or any of the Servicer’s or Manager’s Subsidiaries. The Agent shall not have any duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

SECTION 7.4. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless it shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder, under any other Loan Document or any other Transaction Document by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective related parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the related parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 7.6. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under any other Loan Document or any other Transaction Document in accordance with written instructions signed by the Required Lenders or all Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be, from time to time, required or requested to take discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, any other Loan Document or any other Transaction Document. In taking such action, the Agent shall not have any liability therefor, other than for the Agent’s gross negligence or willful misconduct. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document at the request of the Required Lenders unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.7. Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Lenders shall have the right (so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower) to appoint a successor, which shall be a bank with an office in New York City, the State of New York, or an Affiliate of any such bank with an office in New York City, the State of New York. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder, under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and under the other Transaction Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to the Lenders directly, until such time as the Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder or under the Security Agreement and the Pledge Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder, under the other Loan Documents and the other Transaction Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, under the other Loan Documents and the other Transaction Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 7.8. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.9. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify each of the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which it is entitled to reimbursement by the Borrower under the Loan Documents, (ii) to the extent not reimbursed by the Borrower, for any other expenses incurred by it on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any reasonable expenses incurred by it in connection with any dispute between it and any Lender or between two or more of the Lenders) and (iii) to the extent not reimbursed by the Borrower, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against it in connection with any dispute between it and any Lender) or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 7.10 shall survive payment of the Loans and termination of this Agreement.

SECTION 7.10. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default. In the event that the Agent shall receive such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 7.11. Authorization to Release Liens. The Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens contemplated by the Security Agreement, the Pledge Agreement or the other Loan Documents.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1. Amendments, Etc. An amendment or waiver of any provision of any of the Loan Documents, or consent to any departure by the Borrower therefrom shall in any event be effective only if the same shall be in writing and signed by the Required Lenders and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however:

(a) that no such amendment, waiver or consent shall, without the consent of all of the Lenders:

(i) extend the Maturity Date or forgive all or any portion of the principal amount of the Loans or postpone regularly scheduled payments of principal of any Loan or reduce the rate or extend the time of payment of interest or fees thereon or related thereto;

(ii) modify the percentage specified in the definition of Required Lenders;

(iii) reduce the amount or extend the payment date for any mandatory payments or increase the amount of any Lender’s Commitment or permit the Borrower to assign its rights hereunder or the other Loan Documents;

(iv) amend or waive the obligations of the Borrower as set forth in Section 8.1 of the Security Agreement or Section 8.5 of this Agreement;

(v) release any Collateral, except as expressly provided for in the Loan Documents;

(vi) amend or otherwise modify any provision in the Loan Documents that, by its express terms, permits the Borrower to take or refrain from taking any action only upon the consent of all the Lenders hereunder; or

(vii) amend this Section 8.1 or Section 8.13.

(b) that notwithstanding the foregoing, the Agent may, without the consent of any of the Lenders, release and accept additions to and substitutions of any Collateral made in accordance with the express provisions of the Security Agreement and make determinations of whether any Replacement Unit and/or Replacement Lease delivered in connection therewith is acceptable or satisfactory,

No amendment of any provision of Article VII of this Agreement shall be effective without the written consent of the Agent. No amendment of any Note shall be effective without the written consent of the Lender holding such Note.

SECTION 8.2. Notices, Etc. All notices and other communications required or permitted to be given hereunder shall be in writing (including telegraphic, telecopy or cable communication) and mailed, telegraphed, telecopied, cabled or delivered by hand as provided below:

if to the Borrower, at its address at:

c/o The Andersons, Inc.

480 W. Dussel Drive, Suite S

Maumee, OH 43537

Fax: (419) 891-6670

Attention: Vice President and Treasurer

if to the Agent, at its address at:

Siemens Financial Services, Inc.

170 Wood Avenue South

Iselin, NJ 08830

Fax: (732) 590-6545

Attention: Vice President CBF, Operations and Credit

with a copy to:

Siemens Financial Services, Inc.

170 Wood Avenue South

Iselin, NJ 08830

Fax: (732) 590-6687

Attention: General Counsel

if to any Lender, at its address set forth in its Administrative Details (attached hereto as Schedule A).

All such notices and communications shall be effective when delivered personally or three days after the date on which it shall be deposited in the United States mail, first class, postage prepaid, return receipt requested or delivered to the telegraph company, confirmed by telex, telecopy answerback or delivered to the cable company, or deposited with a reputable overnight courier to be delivered the next day addressed as aforesaid, except that notices to any party pursuant to the provisions of Article II shall not be effective until received by such party.

SECTION 8.3. No Waiver; Remedies. No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder or under the Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder or under the Security Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein.

SECTION 8.5. Binding Effect; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 8.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.13 as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 9.20 with respect to its participation in the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 9.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Agent, at any time and from time to time assign to any Lender or any affiliate thereof, any Eligible Assignee with a net worth (as determined in the accordance with GAAP) in excess of $75,000,000 or, with the consent of the Borrower and the Agent (which, in each case, shall not be unreasonably withheld or delayed), to an any other bank, financial institution or other entity (each such party, a “Transferee”) all or any part of its rights and obligations under this Agreement pursuant to a Transfer Agreement substantially in the form attached hereto as Exhibit E, executed by such Transferee and such Assignor (and, where the consent of the Borrower and the Agent is required pursuant to the foregoing provisions, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register; provided that no such assignment to a Transferee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Transfer Agreement, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Transfer Agreement, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Transfer Agreement, be released from its obligations under this Agreement. Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

(d) The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 8.2 a copy of each Transfer Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Transfer Agreement; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Agent to the Borrower marked “canceled”.

(e) Upon its receipt of a Transfer Agreement executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required, by each such other Person) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Transfer Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Transfer Agreement and, if the Assignor has retained a Loan, upon request, a new Note to the order of the Assignor in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.6. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THE VALIDITY HEREOF AND THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW JERSEY.

SECTION 8.7. CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, MAY BE INSTITUTED IN ANY FEDERAL, STATE OR LOCAL COURT IN THE COUNTY OF MIDDLESEX, STATE OF NEW JERSEY AND THE BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THE LOAN DOCUMENTS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

SECTION 8.8. Indemnity. The Borrower agrees to indemnify, protect and hold harmless the Lenders and the Agent and their respective assigns, directors, officers, employees, agents and representatives (each an “Indemnified Party”) from and against all losses, damages, injuries, liabilities, claims, suits, obligations, penalties, actions, judgments, costs, interest and demands of any kind or nature whatsoever (all the foregoing losses, damages, etc. are the “indemnified liabilities”), and expenses in connection therewith (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party whether or not in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel) or of appraisers arising out of, in connection with, or as the result of, (i) any claim arising from the operation, use, condition, possession, storage or repossession of any of the Collateral or the Pledged Collateral, (ii) any claim relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulations, (iii) the preparation, execution, delivery or performance of the Loan Documents, (iv) the preservation or enforcement of any rights thereunder, (v) the retention by the Agent of a security interest in the Collateral or the Pledged Collateral, (vi) any claim for personal injury or property damage arising from the operation, use, condition, possession, storage or repossession of any of the Collateral or the Pledged Collateral, (vii) any claim relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulations or arising during the period of any delivery, rejection, storage or repossession of any of the Equipment while a security interest therein remains in the Agent or during the period of the transfer of such security interest in the Collateral by the Agent pursuant to any of the provisions of the Security Agreement, (viii) any modifications, supplements, or amendments to any Loan Document or any releases of the Collateral or the Pledged Collateral pursuant thereto as a result of a prepayment of principal or otherwise, (ix) any claim relating to the Management Agreement, the Servicing Agreement, the Transfer Documents, the Car Mark Agreement or the transactions contemplated thereby, (x) any investigation of any Default or Event of Default or alleged default or (xi) with respect to the Agent only, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent arising exclusively from any dispute between two or more Lenders; provided, however, that the Borrower shall have no obligation to so indemnify any Indemnified Party for any indemnified liabilities arising from such Indemnified Party’s willful misconduct or gross negligence. The foregoing indemnity shall survive the termination of this Agreement, the other Loan Documents, the other Transaction Documents and payment of all obligations under the Loan Documents.

SECTION 8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

SECTION 8.10. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected.

SECTION 8.11. Entire Agreement. This Agreement, together with other Loan Documents, constitutes the entire understanding between the parties with respect to the subject matter hereof. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement, and this Agreement is the entire agreement between the parties hereto relating to the subject matter hereto. This Agreement cannot be changed or terminated orally.

SECTION 8.12. Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans.

SECTION 8.13. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans or other amounts owing to it under the Loan Documents (“Obligations”), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6.1(f) or (g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.14. Confidentiality. Each of the Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee or prospective Participant or Assignee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to applicable law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

SECTION 8.15. Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all their costs and expenses incurred after the occurrence of a Default or Event of Default in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agent and (c) to pay, indemnify, or reimburse each Lender and the Agent for, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

SECTION 8.16. No Third Party Beneficiary. This Agreement is solely for the benefit of the parties hereto and their successors and permitted assigns, and nothing contained in this Agreement shall be deemed to confer upon any other Person any right to insist upon or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of the Lenders and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by any Lender at any time if, in any Lender’s sole discretion, such Lender deems it advisable or desirable to do so.

SECTION 8.17. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and prevail.

SECTION 8.18. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any Loan Document or any amendment or exhibit hereto or thereto.

SECTION 8.19. Survival of Indemnities. All the indemnity and expense provisions set forth in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement and the Notes and the payment in full of the Loans and all other obligations hereunder or under any Loan Documents.

SECTION 8.20. WAIVER OF JURY TRIAL. BY ITS SIGNATURE BELOW WRITTEN EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS HEREIN DESCRIBED OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 8.21. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a). In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for the account of the Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and under the other Loan Documents.

(c) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(d) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

SECTION 8.22. Waiver. The Borrower hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding in connection with this Agreement or the other Loan Documents any special, exemplary, punitive or consequential damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

THE ANDERSONS RAIL OPERATING I LLC

By:	/s/ Richard R. George

Name: Richard R. George Title: Manager

Agent:

SIEMENS FINANCIAL SERVICES, INC.,

in its capacity as Agent

By: /s/ Peter Donaldson
Name: Peter Donaldson
Title: VP Credit & Operations

Lenders:

Commitment: $40,950,000	SIEMENS FINANCIAL SERVICES, INC.

By: /s/ Peter Donaldson

Name: Peter Donaldson Title: VP Credit & Operations

Schedule A

Administrative Details

Siemens Financial Services, Inc.

170 Wood Avenue South

Iselin, NJ 08830

Fax: (732) 590-6545

Attention: Vice President CBF, Operations and Credit

Schedule B

Exception Report

Schedule of Principal Payments Addendum I

Date
2/15/2006
3/15/2006
4/15/2006
5/15/2006
6/15/2006
7/15/2006
8/15/2006
9/15/2006
10/15/2006
11/15/2006
12/15/2006
1/15/2007
2/15/2007
3/15/2007
4/15/2007
5/15/2007
6/15/2007
7/15/2007
8/15/2007
9/15/2007
10/15/2007
11/15/2007
12/15/2007
1/15/2008
2/15/2008
3/15/2008
4/15/2008
5/15/2008
6/15/2008
7/15/2008
8/15/2008
9/15/2008
10/15/2008
11/15/2008
12/15/2008
1/15/2009
2/15/2009
3/15/2009
4/15/2009
5/15/2009
6/15/2009
7/15/2009
8/15/2009
9/15/2009
Principal
$232,835.63
$253,785.67
$235,278.53
$242,974.19
$237,679.42
$245,309.29
$240,104.09
$241,309.44
$248,839.85
$243,770.06
$251,233.05
$246,255.04
$247,491.27
$267,089.48
$250,074.53
$257,364.78
$252,621.94
$259,842.39
$255,194.58
$256,475.69
$263,590.55
$259,086.49
$266,129.81
$261,941.16
$263,517.29
$281,633.99
$266,246.54
$273,090.14
$268,946.68
$275,716.27
$271,673.49
$273,033.60
$279,691.15
$275,800.77
$282,382.46
$278,397.53
$279,555.01
$296,195.67
$282,445.36
$288,848.65
$285,313.33
$291,638.04
$288,209.70
$289,656.55	Date Principal
10/15/2009 $295,862.26
11/15/2009 $292,595.93
12/15/2009 $298,721.10
1/15/2010 $295,564.42
2/15/2010 $297,048.19
3/15/2010 $312,075.28
4/15/2010 $300,106.07
5/15/2010 $306,025.46
6/15/2010 $303,148.93
7/15/2010 $308,984.95
8/15/2010 $306,221.93
9/15/2010 $307,759.20
10/15/2010 $313,468.90
11/15/2010 $310,877.85
12/15/2010 $316,502.09
1/15/2011 $314,027.38
2/15/2011 $315,603.83
3/15/2011 $328,919.35
4/15/2011 $318,839.43
5/15/2011 $324,245.52
6/15/2011 $322,067.80
7/15/2011 $327,385.44
8/15/2011 $325,328.14
9/15/2011 $326,961.33
10/15/2011 $332,144.89
11/15/2011 $330,270.13
12/15/2011 $335,363.03
1/15/2012 $333,741.01
2/15/2012 $335,568.87
3/15/2012 $347,038.66
4/15/2012 $338,986.29
5/15/2012 $343,835.87
6/15/2012 $342,404.78
7/15/2012 $347,160.65
8/15/2012 $345,857.03
9/15/2012 $347,588.54
10/15/2012 $352,202.30
11/15/2012 $351,091.98
12/15/2012 $355,609.70
1/15/2013 $16,734,526.36

Borrower Initial RRG